EXHIBIT 10.1

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (the “Agreement”) made as of the 7th day of August, 2018 by and between Biolase, Inc. (the “Company”) and Todd Norbe (“Executive”).

     WHEREAS, the Company and Executive wish to enter into a formal employment contract which will govern the terms and conditions applicable to Executive’s employment with the Company and will provide certain severance benefits for Executive in exchange for the Executive’s agreement to abide by the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

PART ONE — TERMS AND CONDITIONS OF EMPLOYMENT

     1. Duties and Responsibilities.

          A. Executive shall serve as the President and Chief Executive Officer of the Company and shall report directly to the Company’s Board of Directors (the “Board”). Executive shall perform the responsibilities of a President and Chief Executive Officer of a public company, including such duties and functions as may be reasonably assigned to Executive from time to time by the Board. Executive shall comply with all proper and reasonable directives and instructions of the Board or any committee of the Board.

          B. Subject to the exceptions set forth in Section 6, Executive agrees to devote his full business time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, subject to the direction of the Board.

          C. During the Employment Period (as defined below), Executive shall serve as a member of the Board, subject to election and reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws.  During the Employment Period, Executive shall not be paid a fee for serving as a member of the Board. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with his service as a member of the Board in accordance with the Company’s expense reimbursement policies.

     2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement and shall commence on or before August 8, 2018 (the “Effective Date”). Executive’s employment shall be “at will” and shall not be for a specified term and may be terminated by either the Company or Executive in accordance with the provisions of Section 7. The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”

     3. Base Salary.

          A. Executive shall be paid a base salary at the annual rate of not less than $400,000.00 per annum (hereinafter “Base Salary”) during the Employment Period.  Executive shall be eligible for an increase in Base Salary at the same time as increases are considered for other senior executives of the Company.  The Base Salary may be increased in the sole and absolute discretion of the Board but may not be decreased during the Employment Period. In the event of any increase as permitted by this Section 3.A., the Base Salary for all purposes under this Agreement shall be the increased amount in effect from time to time. Executive’s Base Salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

          B. The Company shall deduct and withhold from the compensation and benefits payable to Executive, including but not limited to Executive’s Base Salary, any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees. The Company shall also deduct such amounts as may be authorized by Executive from time to time.

     4. Performance Bonus; Incentive Equity Award.

          A. For each full calendar year during the Employment Period, Executive shall be eligible to earn an annual performance bonus of up to one hundred percent (100.0%) of Executive’s Base Salary (the “Performance Bonus”) based on achievement of Performance Bonus criteria as established by the Compensation Committee of the Board (the “Compensation Committee”) and communicated to Executive.  For the partial 2018 year, Executive shall be eligible for a Performance Bonus of up to $170,000.00 at target performance, up to $210,000.00 at “outperform” performance, with a minimum non-discretionary Performance Bonus of $100,000.00.  Subject to Executive’s continuous employment with the Company through December 31 of the year in which the Performance Bonus is earned, the Performance Bonus shall be paid no later than March 15 of the year following the year for which it is earned.

          B. The Company shall grant to Executive, effective as of the Effective Date (the “Grant Date”), the following incentive equity award: (A) a time-based restricted stock unit award representing the right to receive 350,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Time Based RSU Award”) under the Company’s 2018 Long-Term Incentive Plan (the “2018 Plan”). The Time Based RSU Award shall (i) vest as established by the Compensation Committee of the Board, and (ii) be subject to the Company’s standard form of time-based restricted stock unit award agreement, to the extent applicable, and (B) A performance-based restricted stock unit award representing the right to receive up to 300,000 shares of Common stock (the “PRSU Award”) under the 2018 Plan. The PRSU Award shall (i) vest in one-third annual increments, subject to performance criteria established by the Compensation Committee of the Board and subject to Executive’s continued employment through each such vesting date and the achievement of revenue targets for each performance year, as specifically set forth in the performance-based restricted stock unit award agreement provided to Executive, and (ii) be subject to the Company’s standard form of performance-based restricted stock unit award agreement, to the extent applicable. The Time Based RSU Award and PRSU Award are each subject to approval by the Company’s stockholders of an increase in the number of shares available under the 2018 Plan (the “2018 Plan Stockholder Approval”).  If the Company does not receive the 2018 Plan Stockholder Approval on or before December 31, 2018, then the Time Based RSU Award and the PRSU Award shall be cancelled by the Company and the Executive shall not be entitled to any consideration with respect to such awards.

     5. Fringe Benefits.

          A. Executive shall, throughout the Employment Period, be eligible to participate in any and all group term life insurance plans, group health plans, accidental death and dismemberment plans and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies under the terms of such plans, policies or programs.

  B. Executive shall be entitled to paid vacation time consistent with the applicable policies of Company as in effect from time to time, but in any event no less than four weeks of such vacation per year.

 C. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in accordance with the terms of the Company’s expense reimbursement policy.

          D. Executive and the Company shall enter into the Company’s standard Indemnification Agreement, which Indemnification Agreement shall be effective as of the Effective Date.

     6. Restrictive Covenants.

          A. Service to the Company. During the Employment Period, Executive shall devote his full business time and attention to the performance of Executive’s duties, except during periods of illness or vacation periods. Executive may continue to serve during the Employment Period as a non-employee member of the board of directors of the companies for which he so serves on the Effective Date and may join the board of directors of other companies in the future with the Board’s prior written consent.  Executive shall have the right to perform such services as are necessary in connection with (i) Executive’s private investments and (ii) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not materially interfere with the performance of Executive’s services, or violate Section 6.B.

          B. No Competitive Activities. During the Employment Period, Executive shall not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, provide services to, or be employed by or connected in any manner with, any enterprise which is engaged in the Business; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in the Business. For purposes of this Section 6, the “Business” shall refer to the design and manufacture of dental lasers, ophthalmologic lasers for Presbyopia, and such other businesses as the Company may expand into while Executive is employed by the Company, its parents, subsidiaries or affiliates.

          C. Confidential Information. As a condition of Executive’s receipt of the benefits provided for in this Agreement, Executive will execute the Company’s Proprietary Information Agreement, a true and correct copy of which is attached to this Agreement as Exhibit A. Executive’s obligations under this Section 6.C. and Exhibit A shall continue in effect after the termination of his employment with the Company, whatever the reason or reasons for such termination, and Executive acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Executive concerning Executive’s continuing obligations under this Section 6.C. and Exhibit A.

          D. Non Solicitation of Employees. Executive agrees that during the Employment Period and for a period of twelve (12) months after termination of his employment with the Company, he shall not, directly or indirectly, through any other individual or entity, solicit any employee of the Company, to cease his or her employment with the Company, and Executive will not approach any such employee for any such purpose or knowingly authorize the taking of any such action by any other individual or entity.

          E. Non Solicitation of Customers. Executive agrees that during his employment with the Company, Executive shall not, without the prior written approval of the Company, directly or, with knowledge, indirectly, through or on behalf or any other individual or entity, solicit, entice or induce any business from any of the Company’s, and any of its parents, subsidiaries or affiliates, customers (including actively sought prospective customers) or suppliers/vendors, the identity of whom, or information concerning, rises to the level of a “trade secret” within the meaning of the Uniform Trade Secrets Act (“UTSA”).

          F. Injunctive Relief. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company under other provisions of this Agreement and/or at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

     7. Termination of Employment.

          A. Executive’s employment may be terminated by either the Company or Executive at any time, for any reason, with or without Cause, upon written notice specifying the Effective Date of Termination, and without additional compensation, except as otherwise provided in Section 8. Except as provided in Sections 7.B. and C., the Effective Date of Termination specified in the written notice may be immediate.

          B. For purposes of this Agreement, termination for “Cause” shall mean the involuntary termination of the Executive’s employment by the Company for any of the following reasons:

          (i) Executive’s conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for any felony;

          (ii) A substantial and continual refusal by Executive to perform his duties and functions hereunder in accordance with the instructions of the Board as embodied in written resolutions of the Board and communicated in writing to Executive (provided that such instructions do not require Executive to take any actions that Executive reasonably believes to be are unlawful after a reasonable inquiry);

          (iii) the willful and material breach of this Agreement by Executive which, if curable, Executive fails to cure within thirty (30) business days following written notice from the Board;

          (iv) Executive’s conviction by, or entry of a plea of guilty a nolo contendere, in a court of competent jurisdiction, for any act of fraud, misappropriation or embezzlement in connection with his employment by the Company;

          (v) Executive is unable to perform the essential functions of his job for ninety or more consecutive days in any 12 month period; provided that such inability to perform is not due to the Executive’s status as disabled under any short or long term disability provisions of the Company’s Employee Benefit Plans; or

          (vi) Executive’s death.

     An involuntary termination of Executive’s employment by the Company in any other circumstances or for any other reason will be a termination “Without Cause.”

          C. For purposes of this Agreement, Executive’s resignation for “Good Reason” shall mean the resignation of employment by Executive following the occurrence of:

               (i) a material diminution in Executive’s Base Salary;

               (ii) a material diminution in Executive’s authority, duties or responsibilities (other than a temporary suspension of authority, duties or responsibilities due to Executive’s illness or disability, or an investigation of misconduct), or the assignment to Executive of any duties materially inconsistent with the Executive’s  authority, duties or responsibilities without the consent of Executive;

               (iii) a change in the geographic location of Executive’s regular office location as of the Effective Date that is greater than a fifty (50) mile radius from the Company’s headquarters; or

               (iv) the Company’s material breach of this Agreement.

In order for Executive to resign for Good Reason, Executive must provide advance written notice of such resignation to the Company within sixty (60) days following the initial existence of the action or event giving rise to Good Reason. The notice must specify an Effective Date of Termination that is not less than thirty (30) days, nor more than forty-five (45) days, after the date of the written notice, and Executive agrees that should the Company remedy the basis for such resignation prior to the Effective Date of Termination specified in the written notice, then Executive may not resign for Good Reason. The Company may relieve Executive of some or all of his duties, responsibilities and authority during any notice period, and such relief shall not serve as a basis for Executive to claim “Good Reason” under Section 7.C.(ii), provided, that the Company reinstates such duties, responsibilities and authority not later the last of such notice period.

          D. The “Effective Date of Termination” shall be: (i) in the case of termination due to death, the date of Executive’s death, or (ii) in the case of any other termination, the date of Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, from the Company and its subsidiaries or affiliates (the “Separation from Service”) specified in the written notice required by this Section.

          E. On the Effective Date of Termination of Executive’s employment for any reason during the Employment Period, Executive shall be paid all Base Salary earned through the end of the Employment Period, any unpaid business expenses, and any unused vacation earned through the Effective Date of Termination. Unless Executive is

entitled to severance benefits under Section 8, he shall not be entitled to any compensation or benefits following the Effective Date of Termination, except as required by law or as provided under a retirement or welfare benefit plan of the Company.

          F. Executive shall resign from Executive’s position as the President and Chief Executive Officer of the Company, and shall resign from the Board and from all other positions with the Company or any of its subsidiaries, effective as of the Effective Date of Termination.

PART TWO — SEVERANCE BENEFITS

     8. Benefit Entitlement.

          A. Executive shall be entitled to receive the severance benefits specified in Section 8.B. or Section 8.C., as the case may be, in the event that: (i) the Company terminates Executive’s employment Without Cause, or (ii) Executive resigns for Good Reason (subject to the notice and Company cure period provided in Section 7.C.). Such severance benefits shall be conditioned upon Executive properly executing on or after the Effective Date of Termination, and not revoking within the permitted timeframe, a general release of claims against the Company, its Board, its affiliates, and their employees and agents substantially in the form of Exhibit B or, in the event of a change in the law that would limit the effect of the release attached as Exhibit B, a general release that would have the same scope and effect as the release attached as Exhibit B (such release, the “Release ”) and the Release becoming irrevocable within fifty-two (52) days following the Effective Date of Termination. Executive shall not be entitled to receive the severance benefits specified in Section 8 in the event Executive fails to timely execute the Release or Executive timely revokes the Release.

     All severance payments made to Executive pursuant to Section 8 shall be subject to all applicable withholding requirements. In no event shall any severance payments or benefits be payable to Executive if Executive’s employment is terminated for Cause or Executive resigns for other than Good Reason (as such terms are defined in Sections 7.B. and C., respectively). The severance benefits shall be paid to Executive not later than the last day of Executive’s second taxable year following Executive’s taxable year in which the Effective Date of Termination occurs.

          B. Subject to Section 8.C., in the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, Executive shall be entitled to severance benefits of:

               (i) Twelve (12) months of Executive’s annual Base Salary in effect under Section 3.A as of the Effective Date of Termination, payable in twenty-six (26) equal installments, during the twelve (12) months commencing on the first payroll date that follows the sixty (60) day anniversary of the Effective Date of Termination, coinciding with the Company’s regular payroll cycle;

(ii) Subject to Executive’s timely election of COBRA continuation coverage, Company-paid COBRA premiums for Executive (and his eligible dependents) under the Company’s medical and dental benefit plans in which Executive participated in as of the Effective Date of Termination, for the twelve (12) month period following the Effective Date of Termination.

C. In the event Executive’s employment terminates, and the Release becomes irrevocable, under the conditions described in Section 8.A, and the Effective Date of Termination is three (3) months prior to or during the twelve (12) months following a Change of Control, Executive shall be entitled to the severance benefits set forth in Section 8.B. and

               (i) Executive’s outstanding equity incentive equity awards, including Executive’s Time Based RSU Award and PRSU Award, shall become fully vested and exercisable on the first business day that is at least sixty (60) days after the Effective Date of Termination; and

(ii) Executive shall be paid the Performance Bonus in an amount equal to the target percentage of base salary then in effect, payable ninety (90) days following the Effective Date of Termination.

For purposes of the this Agreement, a “Change of Control” shall mean the occurrence of any of the following events following the Effective Date: (i) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “ 1934 Act ”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) the consummation of: (x) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) a complete liquidation or dissolution of the Company; or (z) the sale or other disposition of all or substantially all of the assets of the Company; or (iii) the majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

          D. Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“ Payment ”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “ Excise Tax ”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of cash payments, (2) cancellation of accelerated vesting of equity awards, and (3) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or is unwilling to perform this function, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  Any good faith determinations of the accounting or law firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

          E. The severance benefits provided Executive under this Section 8 are the only severance benefits to which Executive is entitled upon the termination of his employment with the Company, and no other benefits shall be provided to Executive by the Company pursuant to any other severance plan or program of the Company, except as required by applicable law. Executive acknowledges and agrees that but for his execution of this Agreement, he would not be entitled to the severance benefits provided under this Section 8.

          F. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.    In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  Notwithstanding any other provision in this Agreement, to the extent any  payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then (A) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (B) if the Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon the Executive’s separation from service and would have been paid prior to the six-month anniversary of  Executive’s separation from service, shall be delayed until the thirty (30) day period commencing on the earlier to occur of (i) the first day of the seventh month following the Executive’s separation from service or (ii) the date of Executive’s death.

PART THREE — MISCELLANEOUS PROVISIONS

     9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

     10. Creditor Status. The benefits to which Executive may become entitled under Part Two of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Executive is not waiving any rights he may have to collect any monies due to Executive under this Agreement in the same manner as any other employee of the Company would have.

     11. Notices.

          A. Any and all notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, it shall be conclusively deemed given the day after it was sent addressed to the party to whom such notice, demand or other communication is to be given. If such notice, demand or other communication is given by mail, it shall be conclusively deemed given two (2) days after it was deposited in the United States mail addressed to the party to whom such notice, demand or other communication is to be given. The address for notice for each of the parties shall be as follows:

To the Company:

Biolase, Inc.

Attn: Chairman of the Board of Directors

4 Cromwell

Irvine, California 92618

To Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company.

          B. Both parties agree that if notice is by mail, then in good faith, the party giving notice will attempt to contact the other by their last known phone number and email address, to ensure notice was received.

          C. Any party may change its address for the purpose of receiving notices, demands and other communications by a written notice given in the described manner to the other party.

     12. Governing Document. Except as otherwise provided or referenced herein, this Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an officer of the Company specifically authorized by the Board for such purpose. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

     13. Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

     14. Arbitration. Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement, or the breach or subject matter hereof, shall be finally settled by arbitration held in Orange County, California. The arbitration will be held under the auspices of either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, Inc. (“J • A • M • S”), with the designation of the sponsoring organization to be made by the party who did not initiate the claim. The arbitration shall be in accordance with the AAA’s then-current employment arbitration procedures (if AAA is designated) or the then-current J • A • M • S employment arbitration rules (if J • A • M • S is designated). The arbitrator shall be either a retired judge, or an attorney licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the federal rules of civil procedure applicable in the location of the arbitration. The Arbitrator shall render a written award and opinion which reveals, however briefly, the essential findings and conclusions on which the award is based. The arbitration shall be final and binding upon the parties, except as otherwise provided for by the law applicable to review of arbitration decisions/awards. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The Company will pay the Arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the Arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state which Executive is (or was last) employed by the Company. The Arbitrator may award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement. Notwithstanding the foregoing either party may seek temporary or preliminary injunction relief in any court of competent jurisdiction if such relief is unavailable or cannot be timely obtained through Arbitration.

     15. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies provided by this Agreement or may seek damages or specific performance in the event of another party’s breach or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

     16. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

BIOLASE, INC.
By: /s/ Jonathan T. Lord Jonathan T. Lord, Chairman of the Board

TODD NORBE
/s/ Todd Norbe

EXHIBIT A TO

TODD NORBE EMPLOYMENT AGREEMENT

DATED AS OF AUGUST 7, 2018

BIOLASE, INC.

PROPRIETARY INFORMATION AGREEMENT

As an employee of Biolase, Inc., its subsidiary or its affiliate (together, the “Company”), and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1) Maintaining Confidential Information

     a) Company Information. I agree at all times during the term of my employment and thereafter, except for the benefit of the Company, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees.

     b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that, to my knowledge, I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

     c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the Company’s benefit of anyone other than for the Company or such third party (consistent with Company’s agreement with such third party) without the express written authorization of the Board of Directors of Biolase, Inc.

2) Retaining and Assigning Inventions and Original Works

     a) Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company related to the Business of the Company. For purposes of this Agreement, the “Business of the Company” is defined as the design and manufacture of dental lasers, ophthalmic lasers for Presbyopia, and such other expansions related to the Business of the Company or entirely new markets the Company may enter during the term of my employment. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit 1 attached hereto) exempts from assignment under this provision any invention as to which I can prove the following:

i)	It was developed entirely on my own time; and

ii)	No equipment, supplies, facilities or trade secrets of the Company were used in its development; and

iii)	It did not relate, at the time of its conception or its reduction to practice, to the Business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

iv)	It did not result from any work performed by me for the Company.

          I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employments and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

     b) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

     c) Obtaining Letters Patent, Copyrights and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyright, or mask rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from such application assigned hereunder to the Company.

     d) Exception to Assignments. I understand that the provisions of this Agreements requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit 1. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3) Returning Company Documents. I agree that to my best efforts, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, which constitutes a trade secret(s) and/or proprietary information of the Company. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

4) Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5) General Provisions

     a) Governing Law. This Agreement will be governed by the laws of the State of California.

     b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

     d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, its assigns, and any third parties for which the company has developed proprietary technology.

     e) At-Will Employment. I acknowledge that this agreement is not intended and does not constitute a contract between me and the Company limiting the rights of either of us to terminate my employment by the Company at any time for any reason with or without cause.

     f) Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this agreement.

Dated as of ______ ___, 2018

Signature

Name of Employee (typed or printed)

Witness

EXHIBIT 1

TO PROPRIETARY INFORMATION AGREEMENT

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual demonstrably anticipated research or development of the employee.

2)	Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT 2

TO PROPRIETARY INFORMATION AGREEMENT

BIOLASE, INC.

TERMINATION CERTIFICATION

This is to certify that based on a reasonably diligent search by me, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to Biolase, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Employee Proprietary Information Agreement signed by me.

I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT B TO

TODD NORBE EMPLOYMENT AGREEMENT

DATED AS OF AUGUST 7, 2018, 2018

GENERAL RELEASE AND WAIVER OF CLAIMS

     In consideration of the payments and other benefits set forth in the Employment Agreement dated August 7, 2018 (the “Agreement”), to which this form shall be deemed to be attached, Todd Norbe (“Executive”) hereby agrees to the following general release and waiver of claims (“General Release”).

     In exchange for the consideration provided to Executive by the Agreement that Executive is not otherwise entitled to receive, Executive hereby generally and completely releases Biolase, Inc. (the “Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this General Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Base Salary (through the date of termination), outstanding business expenses, unused vacation earned through the date of termination of Executive, claims to accrued and vested benefits under the Company’s employee benefit plans, and claims to the severance benefits which are the consideration for this General Release.

     Executive expressly waives and relinquishes any and all rights and benefits Executive now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding said Code Section, Executive knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this Agreement.

     Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the General Release granted herein does not relate to claims under the ADEA which may arise after this General Release is executed; (b) Executive has the right to consult with an attorney prior to executing this General Release (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this General Release (although Executive may choose voluntarily to execute this General Release earlier, in which case he voluntarily waives the remainder of the twenty-one (21) day period); (d) Executive has seven (7) days following the execution of this General Release to revoke his consent to this General Release; and (e) this General Release shall not be effective until the seven (7) day revocation period has expired.

     Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement. Nothing contained in this General Release shall be deemed to modify, amend or supersede the obligations set forth in that agreement.

     By signing this General Release, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.

     With the exception of the terms set forth in the Proprietary Information Agreement and the non-solicitation provisions set forth in Section 6 of the Agreement, this General Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This General Release may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

     The Company and Executive agree that for a period of ten (10) years after Executive’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements — orally, written or otherwise — against the other, or against the Executive’s estate or affiliates, any of the Company’s directors, officers or employees. The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.

     The parties agree that this General Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company pursuant to that certain Indemnification Agreement dated ___________ __, 2018, pursuant to the Company’s by-laws or certificate of incorporation, or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.

     The parties agree that in no way does this General Release preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (and as reported periodically in the Company’s proxy statements).

BIOLASE, INC.
By:
Title:
Dated:
Dated: